Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of
 State Street Research Exchange Trust

            We consent to the inclusion in Amendment No. 15 to the Registration Statement of the State Street Research Exchange Trust on Form N-1A (1940 Act File No. 811-4256) of our report dated February 9, 1998 on our audit of the financial statements and the financial highlights of State Street Research Exchange Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which report is also included in the Registration Statement. We also consent to the reference to our Firm under the caption "Investment Advisory and Other Services" in the Registration Statement.



                                                    /s/ Coopers & Lybrand L.L.P.
                                                    COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 29, 1998